Exhibit (d)(5)

CONFIDENTIAL

June 19, 2014

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Attention: Douglas J. Power

Ladies and Gentlemen:

In connection with a possible mutually agreed business combination transaction (a “Transaction”) between Annies, Inc. (together with its controlled affiliates, and including any successors thereto, “Annie’s”) and General Mills, Inc. (together with its controlled affiliates, and including any successor thereto, the “Interested Party”), Annie’s and the Interested Party may make available to each other certain information. While this letter agreement (this “Agreement”) does not require either Party to furnish or make available any information, this Agreement shall govern such information as may be furnished or otherwise made available by each Party to the other. In this Agreement, (a) Annie’s and the Interested Party are referred to collectively as the “Parties” and individually as a “Party”, (b) the Party furnishing or otherwise making available any information is referred to in such capacity as the “Disclosing Party” and (c) the Party receiving any information is referred to in such capacity as the “Recipient”.

1. Confidentiality.

(a) The Recipient agrees to keep confidential and to use only for the purpose of evaluating, negotiating and/or consummating a Transaction any and all confidential, proprietary or non-public information (whether or not specifically identified or marked as confidential, proprietary or non-public) that the Disclosing Party or any of its Representatives (as hereinafter defined) furnishes or otherwise makes available to the Recipient or any of its Representatives, including, without limitation, any technical, trade secret or other proprietary information of the Disclosing Party with which the Recipient or any of its Representatives may come into contact in the course of their investigation, whether oral, written or electronic, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials to the extent (but only to the extent) that they contain, reflect or are based upon or generated from such information (collectively, the “Evaluation Material”); provided, however, that the Recipient may disclose Evaluation Material (i) to those of its and their officers, directors, employees, accountants, counsel, financial advisors, agents, debt financing sources, consultants or other representatives (such persons in their capacity as such being generally referred to herein as “Representatives”) who need to know such information for the purpose of assisting the Recipient in its evaluation, negotiation and/or consummation of a Transaction so long as the Recipient causes its Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that the Recipient will be responsible for any breach of the terms of this Agreement by any of its Representatives), (ii) to the extent that the Disclosing Party so consents in writing and (iii) as provided in Section 1(d). Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) is or becomes available to the Recipient or any of its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such other source is not known by the Recipient after reasonable inquiry to be bound by a confidentiality obligation to the Disclosing Party or to be otherwise prohibited from disclosing the information to the Recipient, (B) is or becomes generally available to the public (other than as a result of a breach of this Agreement by the Recipient or its Representatives), (C) is independently developed by the Recipient or any of its Representatives without the use of any Evaluation Material in violation of this Agreement or (D) was lawfully in the possession of Recipient or any of its Representatives prior to disclosure by the Disclosing Party. Nothing herein, and no disclosure pursuant hereto, is intended to vest in the Recipient or its Representatives any intellectual property rights whatsoever.

(b) Each Party agrees that neither it nor any of its Representatives will, without the prior written consent of the other Party, directly or indirectly, (i) make any public statement concerning the Transaction or (ii) disclose to any other person (other than to its Representatives) (A) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a Transaction or any of the terms or other facts relating thereto, including the status thereof and the identity of the parties thereto, (B) the existence or the terms of this Agreement, or (C) that either Party or its Representatives have received or produced any Evaluation Material (items (A), (B) and (C) collectively, “Transaction Information”); provided, however, that either Party may disclose Transaction Information to the extent (x) permitted by, and pursuant to, Section 1(d) or (y) it has received advice of its counsel that it is required to make such disclosure under the federal securities laws, SEC rules and regulations or rules of a national securities exchange to which it is subject, and, in the case of clauses (x) or (y), the requirement to make such disclosure does not arise from such Party’s or its Representatives’ breach of this Agreement; and, provided, further, that in the case of clause (y), such Party will use commercially reasonable efforts to notify the other Party prior to making any such disclosure by providing the other Party with the text of the intended disclosure at least 24 hours prior to making the disclosure, and will seek to narrow the intended disclosure to the extent the other Party reasonably so requests.

(c) It is understood that all requests by the Interested Party and its Representatives for information, facility tours or management meetings and discussions or questions regarding procedures will be submitted or directed to Barrett R. Frankel at J.P. Morgan Securities LLC. The Interested Party also agrees that (other than in the ordinary course of business and unrelated to a Transaction), without the consent of Annie’s, it will not (and the Interested Party will cause its Representatives not to) knowingly initiate contact with any customer, supplier, contract manufacturer, distributor, officer, director, employee or agent of Annie’s (other than any of such persons who are also the Interested Party’s Representatives) for the purpose of discussing a Transaction, participation in a Transaction or Annie’s business, operations, prospects or finances in connection with the Transaction, except for those officers identified to the Interested Party on a working group list supplied to it by Annie’s or its designated Representative.

(d) In the event that either Party or any of its Representatives (such Party in such context, the “Subject Party”) is required to disclose any Evaluation Material of the other Party (such Party in such context, the “Other Party” and such Evaluation Material, the “Subject Evaluation Material”) or any Transaction Information pursuant to any law, regulation or legal, regulatory or judicial process (including, without limitation, in connection with a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or, pursuant to a formal request from a regulatory examiner, to such regulatory examiner), the Subject Party will provide the Other Party with prompt and, to the extent legally permissible and reasonably practicable, prior notice of such requirement(s). The Subject Party also agrees, to the extent legally permissible and reasonably practicable, to provide the Other Party, in advance of any such disclosure, with a list of any Subject Evaluation Material or any Transaction Information that it intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Other Party to the extent the Other Party may seek to limit such disclosure, including, if requested, taking commercially reasonable steps at the cost of the Other Party to resist or avoid any such judicial or administrative proceedings referred to above. If and to the extent the Subject Party or any of its Representatives is legally required as advised by counsel to disclose Subject Evaluation Material or Transaction Information after compliance with its obligations under the immediately preceding sentence, the Subject Party will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Subject Evaluation Material or any Transaction Information that the Subject Party is so required to disclose, and thereafter the Subject Party may disclose such information without liability hereunder.

(e) Upon the request of the Disclosing Party, the Recipient will (and will cause its Representatives to) promptly deliver to the Disclosing Party or destroy, as directed by the Recipient, all copies of the Evaluation Material, including any notes constituting Evaluation Material, without retaining any copy thereof, including, to the extent reasonably practicable, expunging all such Evaluation Material from any computer or other device containing such information. If requested by the Disclosing Party, the Recipient will certify to the Disclosing Party that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) the Recipient’s legal department and its outside legal counsel may keep one copy of the Evaluation Material (in electronic or paper form) and, with respect to the Recipient’s Representatives who are accounting firms, such firms may keep one copy of the Evaluation Material if required by bona fide policies and procedures implemented by such accounting firms in order to comply with applicable law, regulation, professional standards or reasonable business practice, (ii) the Recipient and its Representatives may retain Evaluation Material to the extent it is “backed-up” on its or their (as the case may be) electronic information management and communications systems or servers and cannot be expunged without considerable effort and (iii) the Recipient and its Representatives shall not be obligated to return or destroy Evaluation Material to the extent otherwise required by law, regulation, legal, regulatory or judicial process, rule or practice governing professionals; provided that in each case any such Evaluation Material will continue to be subject to the terms of this Agreement and the Recipient and its Representatives shall continue to be bound by the obligations contained herein. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the delivery or destruction of the Evaluation Material required by this Section 1(e).

2. No Other Discussions or Arrangements. The Interested Party represents that, other than as disclosed to Annie’s in writing prior to the date of this Agreement, neither the Interested Party nor any of its Representatives has entered into, directly or indirectly, any agreement, arrangement or understanding, or any discussions that is intended to and would reasonably be expected to lead to an agreement, arrangement or understanding, with any person (other than with any of Annie’s or its Representatives) with respect to a Transaction or possible transaction involving any securities or material assets of Annie’s (an “Acquisition Transaction”). The Interested Party agrees that neither it nor any of its Representatives will, without the prior written consent of Annie’s, directly or indirectly, contact any person, other than Annie’s and its Representatives, with respect to an Acquisition Transaction, including the provision of financing with respect thereto, or enter into any agreement, arrangement or understanding, or any discussions that are intended to and would reasonably be expected to lead to an agreement, arrangement or understanding, with any other person regarding an Acquisition Transaction, including the provision of financing with respect thereto.

3. Standstill.

(a) In consideration for being furnished with Evaluation Material by the other Party, each Party (each such Party in such context, the “Standstill Party”) agrees that until the date that is the earlier of (a) 18 months after the date of this Agreement and (b) the date that a definitive agreement providing for a Transaction is executed by the Parties, without the prior consent of the other Party, the Standstill Party shall not, and shall cause any person controlled by it not to (and the Standstill Party and any person controlled by it will not knowingly assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-5 thereunder, act in concert or participate with or encourage other persons to), directly or indirectly, (A) acquire or offer to acquire, or seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) or constructive economic ownership, including through any security, contract right or derivative position the value of which to the “owner” increases with an increase in the value of any equity securities (or other securities derived from the value of any equity securities) of the other Party, without regard to any hedge that may have been entered into with respect to such position, but not including any interests or rights set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act, of any securities or material assets of the other Party, including rights or options to acquire such ownership, (B) seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of the other Party, including by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), entering into any arrangements, understandings or agreements (whether written or oral) with any person (other than its own Representatives) in connection with any of the foregoing or seeking to influence, advise or direct the vote of any holder of voting securities of the other Party or (C) make any public disclosure, or take any action that would reasonably be expected to require the other Party to make any public disclosure, with respect to any of the matters that are the subject of this Section 3(a).

(b) Each Party represents to the other Party that it and its affiliates (other than individuals in their individual accounts and in de minimis amounts) do not beneficially own (within the meaning of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) or have constructive beneficial ownership (within the meaning of this Section 3) of any securities or material assets of the other Party.

(c) Notwithstanding anything contained herein to the contrary, the Standstill Party is permitted to purchase any securities in the ordinary course of business consistent with past practice (including through any retirement, pension or other welfare funds maintained by it) that does not in any event result in an aggregate ownership by it of more than 3% of the outstanding amount of any class of equity securities of the other Party.

(d) Further, and notwithstanding anything contained herein to the contrary, the Standstill Party shall not be prohibited from making any private proposal to the board of directors of the other Party that would not require a public announcement by such other Party.

(e) Notwithstanding anything contained herein to the contrary, Section 3(a) shall become inapplicable in the event that (i) the board of directors of Annie’s approves, or Annie’s enters into or publicly announces a transaction with any person that would result in such person beneficially owning or constructively beneficially owning more than 20% of the voting securities of Annie’s (a “Control Stake”) or (ii) any person or persons acting in concert shall have commenced or publicly announced its or their intention to commence a bona fide tender offer or exchange offer for a Control Stake. In the event that (A) Annie’s enters into or publicly announces a transaction with any person that would result in such person beneficially owning or constructively beneficially owning a Control Stake, and such transaction is terminated prior to the acquisition of the Control Stake by such person, or (B) a bona fide tender offer or exchange offer for a Control Stake shall have commenced or been publicly announced, and such tender offer or exchange offer is subsequently terminated, then, in each of cases (A) and (B), the standstill restrictions set forth in Section 3(a) shall be reinstated effective upon the public announcement of the occurrence of case (A) or (B) above, subject to the other provisions of this Section 3 and without any extension of the original effective term.

4. Non-Solicitation and No-Hire of Employees. For a period of one year from the date hereof, each Party agrees that it will not, directly or indirectly, hire or solicit any executive officer or vice president of the other Party or any other employees of the other Party with whom it has had contact or who (or whose performance) first became known to it in connection with the evaluation of a Transaction, other than a person (i) who has not been an employee of the other Party for at least 180 days and whom neither such first Party nor any of its Representatives, directly or indirectly, solicited following the date hereof, or (ii) who was terminated by the other Party prior to any solicitation; provided that nothing in this Section 4 shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the other Party, which general solicitations are expressly permitted.

5. No Representations or Warranties. Neither Party nor any of their Representatives makes any representation or warranty, express or implied, on which the other Party or its Representatives may rely as to the accuracy or completeness of the Evaluation Material for the other Party’s or its Representatives’ purposes and only those representations and warranties made in writing in a subsequent definitive agreement between the Parties with respect to a Transaction, if any, shall have any legal effect. Each Party agrees that other than as may be set forth in such a definitive agreement, neither the Disclosing Party nor its Representatives shall have any liability whatsoever to the Recipient or any of the Recipient’s Representatives, including in contract, tort or under federal or state securities laws, arising out of, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

6. No Obligation. It is understood and agreed that unless and until the Parties have mutually executed and delivered a subsequent definitive agreement with respect to a Transaction, if any (and subject to the terms and conditions set forth therein), neither Party intends to be, or shall be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise (whether by virtue of this Agreement, any written or oral expression of interest or intent or otherwise), except for the matters specifically agreed to in this Agreement. Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations with the other Party or its Representatives at any time and for any reason or no reason.

7. Equitable Relief. Each Party, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including an injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. Each Party agrees that it and its Representatives will not oppose the granting of such relief on the basis that the other Party has an adequate remedy at law. Each Party also agrees that it and its Representatives will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the other Party’s seeking or obtaining such relief. Each Party acknowledges (on behalf of itself and its Representatives) that the other Party’s Evaluation Material, and the Transaction Information, is valuable and unique and that any disclosure thereof in breach of this Agreement may result in irreparable injury to the other Party.

8. Compliance with Law.

(a) Each Party hereby confirms that it is aware and that its Representatives are aware or have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

(b) Each Party hereby confirms that it and its Representatives will take any action reasonably necessary or appropriate to prevent the use by it and them of any Evaluation Material in a way that would reasonably be expected to violate any antitrust or other applicable law, including the federal securities laws.

9. Miscellaneous.

(a) Except as set forth in Section 3 and Section 4 with respect to the obligations set forth therein, each Party’s obligations under this Agreement expire upon the earlier of (i) the second anniversary of the date of this Agreement (the “Termination Date”) and (ii) the completion of a Transaction between the Parties; provided that (i) the provisions of Section 5, Section 6, Section 7, Section 8 and Section 9 shall survive indefinitely, and (ii) each Party shall continue to have the right to promptly pursue any claim, action or proceeding in respect of any breach of this Agreement that occurred prior to the Termination Date. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, company, group, partnership, joint venture, limited liability company, trust, governmental entity or individual. The term

“affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. The term “including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

(b) It is agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(c) It is understood and agreed that if any provision contained in this Agreement or the application thereof to either Party or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and this Agreement.

(d) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(e) Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of New York and the Federal courts of the United States of America located in the State of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(f). Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each Party agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the Parties hereto and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

(f) Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if confirmed), in each case to:

If to the Interested Party, to:

General Mills, Inc.

One General Mills Boulevard, M3-10

Minneapolis, Minnesota 55426

Attention: Douglas J. Power

Facsimile: (763) 764-6568

Telephone: (763) 764-6568

Email: Doug.Power@genmills.com

with a copy to:

General Mills, Inc.

One General Mills Boulevard, M04-A

Minneapolis, Minnesota 55426

Attention: Louis B. Lambert

Facsimile: (763) 764-5898

Telephone: (763) 764-5898

Email: Louis.Lambert@genmills.com

If to Annie’s, to:

Annie’s Inc.

1610 Fifth Street

Berkeley, CA 94710

Attention: John M. Foraker

Facsimile: (510) 295-2875

Telephone: (510) 558-7522

Email: jforaker@annies.com

(g) This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(h) To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, neither Party is waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any of the Evaluation Material (including any such Evaluation Material related to pending or threatened litigation) to the other Party or its Representatives. In furtherance of the foregoing, neither Party will claim in any proceeding involving the other Party or its Representatives that the other Party waived the attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material.

(i) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment of this Agreement by either Party without the prior written consent of the other Party shall be void.

(j) This Agreement may only be amended by a separate writing signed by the Parties expressly so amending this Agreement. Any provision of this Agreement may be waived by the Party entitled to the benefit thereof, if in writing and signed by the Party entitled to the benefit thereof.

(k) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Original signatures hereto may be delivered by facsimile or by portable data format (PDF), which shall be deemed originals.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

ANNIE’S, INC.

By	/s/ John M. Foraker
Name: John M. Foraker
Title: Chief Executive Officer

CONFIRMED AND AGREED TO:

GENERAL MILLS, INC.

By	/s/ Douglas J. Power
Name: Douglas J. Power
Title: Vice President, Mergers & Acquisitions